Exhibit 10.90

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 9th day of December 2025 (“Effective Date”) by and between Woburn MCB II, LLC, a Massachusetts limited liability company (the “Landlord”), having a principal place of business at c/o Eastport Real Estate Services, Inc., 107 Audubon Road, Wakefield, Massachusetts 01880, and Ultragenyx Pharmaceutical Inc., a Delaware corporation (“Tenant”), having an address of 60 Leveroni Court, Novato, California 94939.

WHEREAS, Landlord and Tenant entered into a certain Office Lease dated April 19, 2019 (the “Lease”) pursuant to which Landlord leased to Tenant approximately 30,544 rentable square feet on the 4th Floor and 98 rentable square feet on the 5th Floor, totaling approximately 30,642 rentable square feet, in that certain Building located at 150 Presidential Way, Woburn, Massachusetts, as more particularly described under the Lease and

WHEREAS, the Lease Term is currently scheduled to expire on October 31, 2026;

WHEREAS, the Landlord and the Tenant desire to amend the Lease to, among other things, extend the Lease Term, all on the terms and conditions set forth below.

NOW, THEREFORE, for Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency which of is hereby acknowledged, and in consideration of the agreements herein contained, Landlord and Tenant do hereby agree as follows:

1.
Recitals; Capitalized Terms. All the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the Lease, and all references to “the Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any sections thereof shall mean the Lease, or such section thereof, as modified by this Amendment.
2.
Amendment of Lease Provisions. The Lease is hereby amended as follows:
(a)
Extended Term. As of the Effective Date, Lease Term is hereby extended for an additional period of sixty (60) months (the "Extended Term"), commencing as of November 1, 2026 (the "Extended Term Commencement Date"), and expiring on October 31, 2031 (the "Extended Term Expiration Date"). The Extended Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the Extended Term Commencement Date, except as set forth in this Amendment. Whereas Tenant is currently in occupancy of the Premises, Tenant shall take the Premises in their "as-is" condition during the

Extended Term without any obligation on the part of Landlord to perform any additions, alterations, or demolition in the Premises.
(b)
Basic Rent. From and after the Extended Term Commencement Date, the Basic Rent due and payable for the Premises from the Tenant to the Landlord shall be as follows:

BASIC RENT FOR EXTENDED TERM (subject to Section 4.03)

Extended Term	Basic Rent (Per Annum)	Monthly Payment
11/1/26 - 10/31/27	$1,164,396.00	$97,033.00
11/1/27 - 10/31/28	$1,195,038.00	$99,586.50
11/1/28 - 10/31/29	$1,225,600.00	$102,133.33
11/1/29 - 10/31/30	$1,256,240.00	$104,686.67
11/1/30 - 10/31/31	$1,286,880.00	$107,240.00

(c)
Tax Base: From and after the Extended Term Commencement Date, the Tax Base for the Premises shall be the Taxes for the fiscal Year 2026.
(d)
Operating Expense Base: From and after the Extended Term Commencement Date, the Operating Expense Base for the Premises shall be the Operating Expenses for Calendar Year 2026.
3.
Premises. As of the Effective Date, Section 2.01 of the Lease is hereby amended by adding the following sentence to the end of Section 2.01 of the Lease:

“Tenant shall have access to the Building, Premises and Common Areas twenty four (24) hours a day, seven (7) days a week during the term of the Lease.”

4.
Building Services; Maintenance. As of the Effective Date, Section 8.01 is hereby deleted and replaced with the following new Section 8.01:

“Landlord shall furnish, or cause to be furnished, during the Lease Term the Basic Services. Subject to Articles 17 and 18, Landlord shall maintain the Common Areas, exterior walls (exclusive of glass and doors and exclusive of the interior surface of the exterior walls, all of which Tenant shall maintain and repair), roof, foundation, structural supports of the Building and the heating, plumbing, electrical, air-conditioning and mechanical and all other Building systems in accordance with all Legal Requirements including the Americans With Disability Act.”

5.
Assignment and Subletting. As of the Effective Date, Section 13.01 of the Lease is hereby amended by adding the following new paragraph at the end of Section 13.01 thereof:

“Tenant shall have the right to enter into license agreements (each, a “Shared Space Arrangement”) with an Affiliate of Tenant (each, a “Space Occupant”) to use up to 15% of the Premises for a period not to exceed 12 months in the aggregate, and such Share Space Arrangements shall not require Landlord’s consent under this Section 13.01 of the Lease; provided, however, that prior to the effective date of each such Shared Space Arrangement, Tenant and each Space Occupant shall be required to execute Landlord’s reasonable form of acknowledgment pursuant to which Tenant and the Space Occupant acknowledge and agree that: (i) the terms of the Shared Space Arrangement are subject and subordinate to the terms of the Lease, (ii) if the Lease terminates, then the Shared Space Arrangement shall terminate concurrently therewith, and (iii) the waivers and releases set forth in the Lease between Landlord and Tenant shall also apply as between Landlord and Space Occupant. Tenant shall be fully responsible for the conduct of all Space Occupants and the agents, servants, employees, invitees and contractors of each Space Occupant within the Premises and the Project, and Tenant’s indemnification obligations set forth in the Lease shall apply with respect to the conduct of such parties within the Premises and Project. Such rights with respect to Shared Space Arrangements shall be personal to Tenant. Tenant shall not be required to pay Excess Rents with respect to Shared Space Arrangements.”

6.
Landlord’s Covenant. As of the Effective Date, Section 19.01 of the Lease shall be deleted in its entirety and the following new Section 19.01 shall be inserted in its place thereof:

“So long as Tenant is not in default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord, including any surveillance by camera (transported by drone technology or otherwise). Landlord shall be responsible for using commercially reasonable efforts to ensure that any of Landlord’s service providers that enter the Premises comply with this provision of the Lease.”

7.
Extension Option. As of the Effective Date, Section 26.08 of the Lease shall be deleted in its entirety and the following new Section 26.08 shall be inserted in its place:

“Tenant shall have the option to extend the term of this Lease for one (1) five (5) year extension term (“Extension Term”) provided (i) no Event of Default shall exist at the time such option is exercised and (ii) Tenant shall give written notice to Landlord of its exercise of such option not less than twelve (12) months prior to expiration of the original term, time being of the essence for the giving of such notice. All of the terms and provisions of this Lease shall be applicable during the Extension Term except (a) Tenant shall have no option to extend the Lease Term beyond the Extension Term and, (b) the Basic Rent for the Extension Term shall be at the then Market Rent but no less than the prior year’s Basic Rent.

“Market Rent” shall be computed as of the applicable date at the then current rentals being charged to new tenants for comparable office space located in the vicinity of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location, amenities and lease term.

Landlord shall initially designate the Market Rent. If Tenant disagrees with Landlord’s designation of Market Rent, then Tenant shall have the right, by written notice given within twenty-one (21) days after Tenant has been notified of Landlord’s designation, to submit such Market Rent to arbitration as follows. Market Rent shall be determined by arbitrators, one to be chosen by Tenant, one to be chosen by Landlord and a third to be selected, if necessary, as below provided. If within twenty (20) days after Tenant’s notice, the parties agree upon a single arbitrator, Market Rent shall be determined by such arbitrator. The unanimous written decision of the two first chosen without selection and participation of a third arbitrator, or otherwise the written decision of a majority of the three arbitrators chosen and selected as provided herein, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within twenty-one (21) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, then they shall so notify the then President of the Greater Boston Real Estate Board and request that person to select an impartial third arbitrator, who shall be a real estate broker dealing with like types of properties, to determine Market Rent as herein defined. Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. If the dispute between the parties as to Market Rent has not been resolved before the commencement of Tenant’s obligation to pay rent under the Lease in Market Rent, then Tenant shall pay rent under the Lease in respect of the Premises based upon the Market Rent designated by Landlord until either the agreement of the parties as to the Market Rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant. Each arbitrator appointed under this section 26.08 must be independent and shall not have worked for either Landlord or Tenant within the five (5) immediate prior years.

8.
Brokers. Landlord and Tenant each represent to the other that it has dealt with no brokers in connection with this Amendment other than CBRE and Cushman & Wakefield (the “Brokers”), and each party agrees to indemnify, defend and hold harmless the other with respect to any breach of its foregoing representation. If the within Lease is executed and delivered by the parties, Landlord will pay the Brokers pursuant to separate written agreements.
9.
Miscellaneous. Tenant hereby acknowledges that, as of the date hereof: (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises or to provide any tenant improvement allowance under the Lease, Tenant hereby confirming that it is now occupying the Premises; (ii) to Tenant’s knowledge, there are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; (iii) neither Tenant, nor to Tenant’s knowledge, Landlord, is in any respect in default under the Lease; and (iv) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.
10.
Ratification of Lease Provisions. Except as otherwise expressly amended, modified, and provided for in this Amendment, Landlord and Tenant hereby ratify all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.
11.
Entire Amendment. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.
12.
Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.
13.
Binding Agreement. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

14.
Governing Law. This Amendment shall be governed by the law of the Commonwealth of Massachusetts.
15.
Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.
16.
No Reservation. Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option, or offer, and this Amendment shall not be effective until execution and delivery by all parties.
17.
Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be transmitted between the parties by electronic mail and scanned PDF copies of an original signature by either party hereto shall be binding as if such copies were original signatures.
18.
Effective Date. The parties agree that this Amendment shall be effective from and after the Effective Date and not to any period of time prior thereto. To the extent this Amendment contains language which purports to amend the Lease with respect to periods of time prior to the Effective Date, such language is for clarification purposes only and shall not be deemed to change the obligations of the parties with respect thereto.
19.
Consents. Except as otherwise expressly provided for in the Lease, in all cases when a party’s consent or approval is required pursuant to the Lease, such consent shall not be unreasonably withheld, conditioned or delayed.

[The remainder of this page is intentionally left blank. Signature pages follow]

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:

Woburn MCB II, LLC,

a Massachusetts limited liability company

By: /s/ Kevin J. Owellette

Name: Kevin J. Owellette

Title: Manager

TENANT:

Ultragenyx Pharmaceutical Inc.,

a Delaware corporation

By: /s Emil Kakkis

Name: Emil Kakkis

Title: Chief Executive Officer